 Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RED LION HOTELS CORPORATION
          FIRST: The name of the corporation is Red Lion Hotels Corporation (hereinafter called the “Corporation”).
          SECOND: The address of the Corporation’s registered office in Washington is 201 W. North River Drive, Suite 100, Spokane, WA 99201. Thomas L. McKeirnan is the Corporation’s registered agent at that address.
          THIRD: The nature of the business and purposes to be conducted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Washington Business Corporation Act, RCW Chapter 23B (hereafter “Act”).
          FOURTH:
          4.1 Authorized Shares. The amount of the capital stock that the Corporation shall have authority to issue is fifty-five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”) and five million (5,000,000) shares of Preferred Stock, par value of $.01 per share (the “Preferred Stock”). All cross references in each subdivision of this ARTICLE FOURTH refer to other paragraphs in such subdivision unless otherwise indicated.
          4.2 Common Stock.
               1. The Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends in the amount determined by the Board of Directors on the Common Stock.
               2. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Corporation available for distribution.
               3. Except as otherwise provided by law and except as may be determined by the Board of Directors with respect to the Preferred Stock pursuant to Section 4.3 of this ARTICLE FOURTH, only the holders of shares of Common Stock shall be entitled to vote for the election of Directors of the Corporation and for all other corporate purposes. Upon any such vote the holders of shares of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.
               4. Shareholders of the Corporation shall not have cumulative voting rights.
          4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of the Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. Unless otherwise provided in the resolution establishing a series of Preferred Stock, prior to the issue of any shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights and preferences of the shares of such series, and, after the issue of shares of a series whose number has been designated by the Board of Directors, the resolution establishing the series may be amended by the Board of Directors to increase (but not above the total authorized shares of the class) or to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.
          The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock shall be governed by the following provisions:
               1. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors except if such resolution or resolutions conflict with the provisions of the Articles of Incorporation of the Corporation or the Act. Said resolution or resolutions may provide for (but not limiting the generality thereof) the following:
a)	The number of shares to constitute each such series, and the designation of each such series.

b)	The dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

c)	Whether the shares of each such series shall be subject to redemption by the Corporation and if made subject to such redemption, the tunes, prices and other terms and conditions of such redemption.

d)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of each such series.

e)	Whether or not the shares of each such series shall be convertible into or exchangeable for shares of any other class or classes or any other series of any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates of exchange, adjustments, and other terms and conditions of such conversion or exchange.

f)	The extent, if any, to which the holders of the shares of each such series shall be entitled to vote with respect to the election of directors or otherwise.

g)	The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

h)	The rights of the holders of the shares of each such series upon the dissolution of, or upon the distribution of the assets of, the Corporation.
               2. Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting powers whatsoever. Any amendment of the Articles of Incorporation of the Corporation which shall increase or decrease the number of authorized shares of any class or classes of stock may be adopted by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.
          FIFTH: The names of the original incorporators of the Corporation are Louis L. Barbieri and Donald K. Barbieri. The address of the original incorporators is 201 W. North River Drive Suite 100, Spokane, WA 99201.
          SIXTH: The Corporation shall indemnify to the fullest extent permitted by the Act as amended from time to time, including amendments which expand the allowable scope of indemnification, each person who is or was a director or officer of the Corporation both as to an action in his official capacity and as to action in another capacity while holding such office and such indemnification shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.
          SEVENTH: No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that a director may be liable (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) under Section 23B.08.310 of the Act (liability for unlawful distributions) or (iii) for any transaction with respect to which it was finally adjudged that such director personally received a benefit to which such director was not legally entitled. If the Act is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of a corporation shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of the foregoing provisions by shareholders shall not adversely affect any right or protection which existed at the time of such repeal or modification.
          EIGHTH: The Board of Directors may from time to time make, alter or repeal the by-laws of the Corporation; provided, however, that any by-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be made, by the shareholders of the Corporation.
          NINTH: The duration of the Corporation is to be perpetual.

          TENTH: No holder of any shares of capital stock shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any capital stock of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of capital stock of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.
          ELEVENTH: The headings of the various section and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
          TWELFTH: The number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors, but in no case shall the number be less than 3 nor more than 13. The directors shall be classified with respect to the time for which they severally hold office into classes, as nearly equal in number as possible (but with not less than one director in each class), as determined by the Board of Directors, one class to be elected for a term expiring at the first annual meeting of shareholders to be held after its election, another class to be elected for a term expiring at the second annual meeting of shareholders to be held after its election, and another class to be elected for a term expiring at the third annual meeting of shareholders to be held after its election, with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Except as otherwise provided in these Articles of Incorporation, newly created directorships resulting from any increases in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if such majority is less than a quorum of the Board of Directors, and the person appointed thereto shall serve until the next annual meeting of shareholders, at which annual meeting the term of the position filled by vote of the directors shall expire and the newly created position or vacancy shall be filled by election of the shareholders for a term corresponding to that of the vacancy being filled or of the newly created position. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
          THIRTEENTH: Except as may otherwise be specifically provided in these Articles of Incorporation, no provision of these Articles of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Act upon the Corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Act and prescribed rights of said persons to indemnification as the same are conferred by the Act.
          FOURTEENTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Washington at the tune in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this ARTICLE FOURTEENTH.
          These Amended and Restated Articles of Incorporation are effective upon filing.

/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary

ARTICLES OF AMENDMENT OF THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
RED LION HOTELS CORPORATION
(SERIES A PARTICIPATING PREFERRED STOCK)
          Pursuant to Section 23B.06.020 of the Revised Code of Washington, I, Anupam Narayan, the President of Red Lion Hotels Corporation (the “ Corporation ”), a corporation organized and existing under the laws of the State of Washington, hereby certify:
          FIRST. The name of the corporation is Red Lion Hotels Corporation.
          SECOND. 2,100,000 shares of the authorized Preferred Stock of this Corporation are hereby designated as Series A Participating Preferred Stock: The rights, preferences. privileges, restrictions and other matters relating to the Series A Participating Preferred Stock are as follows:
          1. Designation and Amount. The shares of such series shall be designated as “Series A Participating Preferred Stock”, par value $0.01 per share, and the number of shares constituting such series shall be Two Million One Hundred Thousand (2,100,000).
          2. Dividends and Distributions.
                    (A) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “ Quarterly Dividend Payment Date ”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 10 times the aggregate per share amount of all cash dividends, and 10 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the “ Common Stock ”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock. In the event the Corporation shall at any time after January 21, 2009 (the “ Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
                    (B) The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).
                    (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
          3. Voting Rights. The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:
(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 10 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
                    (B) Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
                    (C) Except as required by law, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
          4. Certain Restrictions.
                    (A) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred Stock as required by Section 2 hereof.
                    (B) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
                              (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;
                              (ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
                              (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock;
                              (iv) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
                    (C) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
          5. Reacquired Shares. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
          6. Liquidation, Dissolution or Winding Up.
                    (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $10 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Stock ranking prior to the Series A Participating Preferred Stock, available to permit payment in full of the $10 per share amount, the amount required to be paid under this Section 6(A)(1) shall, subject to Section 6(B) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Participating Preferred Stock or (2) subject to the provisions for adjustment hereinafter set forth, 10 times the aggregate per share amount to be distributed to the holders of Common Stock (the greater of (1) or (2), the “Series A Liquidation Preference”). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
                    (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.
          7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of common Stock that were outstanding immediately prior to such event.
          8. No Redemption. The shares of Series A Participating Preferred Stock shall not be redeemable.
          9. Ranking. The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
          10. Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Participating Preferred Stock, voting separately as a class.
          11. Fractional Shares. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.”
          THIRD. The amendment of the Articles of Incorporation was duly adopted on January 21, 2009.
          FOURTH. This amendment of the Articles of Incorporation was duly adopted by the Board of Directors pursuant to the provisions of RCW 23B.06.020 at a duly called meeting of the Board of Directors. Shareholder action was not required.
          Executed this 23rd day of January, 2009.

/s/ Anupam Narayan
Anupam Narayan
President and Chief Executive Officer